EXHIBIT 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of BRK, Inc. (the “Company”) on Form 1-A of our report dated March 4, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated balance sheets as of April 30, 2019 and 2018, and the consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended April 30, 2019, and the related notes.

We also consent to the reference to us under the caption “Experts” in the Offering Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC
Bayville, NJ
March 4, 2020

361 Hopedale Drive SE Bayville, NJ 08721	P (732) 822-4427 F (732) 510-0665